EXHIBIT 13



August 31, 2006


VIA FACSIMILE AND FEDERAL EXPRESS

First Trust Value Line(R) Dividend Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532

         This letter agreement (the "Agreement") is to confirm the understanding by and among First Trust Value Line(R) Dividend Fund (the "Fund") and Arthur D. Lipson and the members of his group, Western Investment LLC, Western Investment Hedged Partners LP, Western Investment Total Return Master Fund Ltd., Western Investment Activism Partners LLC, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Management, L.L.C., Benchmark Plus Partners, L.L.C., Paradigm Partners, N.W., Inc., Matthew S. Crouse, Scott Franzblau, Michael Dunmire, Robert Ferguson, James Merchant and Philip Cooper (collectively with Mr. Lipson, the "Group") in connection with the Group's activities with respect to the Fund. The intent of this Agreement, among other things, is to preserve each of the party's respective positions with respect to a shareholder meeting of the Fund at which Trustees would be elected, except as specified herein. In consideration of the mutual covenants, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

        1. Mr. Lipson hereby withdraws his letter to the Fund dated June 28, 2006 requesting a shareholders list and other corporate records of the Fund.

        2. The members of the Group hereby withdraw their letter to the Fund dated July 24, 2006 requesting a shareholders list and other corporate records of the Fund.

        3. Mr. Lipson hereby withdraws his letter to the Fund dated June 27, 2006 nominating five nominees for election as Trustees of the Fund at the 2006 annual meeting of shareholders of the Fund (the "Nomination Letter"), subject to Section 6 hereof.

        4. The Fund agrees that the next meeting of shareholders of the Fund will be a special meeting of shareholders (the "Special Meeting") to be held on or prior to February 15, 2007 for the purpose of approving the reorganization of the Fund into First Trust Value Line(R) Dividend Index Fund (the "Reorganization") substantially under the terms described in the press release issued by the Fund on July 28, 2006 relating to the Reorganization (the "Press Release"), subject to compliance with applicable laws, rules and regulations.

        5. The Fund agrees that the only business to be conducted at the Special Meeting will be the approval of the Reorganization and any matters related thereto, subject to compliance with applicable laws, rules and regulations. Without limiting the generality of the foregoing, the Fund agrees that it will not present to the shareholders a proposal to elect Trustees of the Fund at the Special Meeting.

        6. The parties agree that if either (a) the Reorganization is not approved by the shareholders at the Special Meeting, (b) the Reorganization does not take place substantially in accordance with the terms described in the Press Release by March 31, 2007, (c) the Fund files preliminary proxy materials with respect to, or announces that it will hold, a meeting of shareholders for the purpose of electing or re-appointing Trustees pursuant to Section 7 or otherwise, or (d) the Fund breaches any material provision of this Agreement, the provisions of Section 3 hereof shall be inoperative and the Nomination Letter shall be deemed to have been resubmitted to the Secretary of the Fund and the nomination of candidates set forth in such Nomination Letter shall be accepted by the Fund as being sufficient under the By-Laws, and such candidates shall be eligible to be considered for election at the next meeting of shareholders held for the purpose of electing Trustees.

        7. The Fund agrees that, to the extent the Reorganization is not approved by the shareholders by February 15, 2007 or the Reorganization does not take place by March 31, 2007 substantially in accordance with the terms described in the Press Release, the Fund shall promptly call an annual meeting of shareholders to be held within 90 days thereafter for the purpose of electing Trustees.

        8. The Fund agrees that from the date hereof through the date of the next meeting of shareholders called for the purpose of electing Trustees, if any, it will not (i) amend its Declaration of Trust or By-Laws so as to limit the Group's ability to nominate or elect a slate of Trustees at such a meeting, including amending the quorum requirements set forth in Article III, Section 2 of the By-Laws of the Fund and the number of shares required to vote to elect a Trustee set forth in Section 6.6 of the Fund's Declaration of Trust; (ii) increase the number of Trustees serving in office above five
                 (5) persons; or (iii) adopt a shareholders rights plan whereby any member of the Group would be deemed an "Acquiring Person" so long as the aggregate number of shares of voting securities of the Fund beneficially owned by the Group does not exceed the greater of (a) the aggregate number of Shares set forth on
                 Schedule I or (b) if the aggregate amount of voting securities of the Fund increases from the amount outstanding on the date hereof, the percentage of outstanding voting securities of the Fund deemed beneficially owned in the aggregate by the Group on the date hereof.

        9. The Fund agrees to provide Mr. Lipson an opportunity to review and comment on the portion of any press release or public filing containing statements relating to this Agreement prior to its public release, and the Fund will consider such comments but is not obligated to accept such comments.

        10. Except as expressly set forth in this Agreement, each member of the Group covenants and agrees with the Fund that during the period commencing on the date hereof and ending on the earliest of the occurrence of any event enumerated in subparagraphs (a) through (d) of Section 6 hereof (the "Effective Period"), or upon the consummation of the Reorganization, it will not, and will cause its Affiliates (as defined below) and Associates (as defined below) not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chairman and President of the Fund or by a resolution of a majority of the Trustees of the Fund currently in office, take any of the actions set forth below (or take any action that would require the Fund to make an announcement regarding any of the following):

                           (a) effect, seek, offer, engage in, propose (whether
                 publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in (other than as specifically contemplated by this Agreement) any "solicitation" of "proxies" (as such terms are defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") but without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) from the definition of "solicitation"), whether or not relating to the election or removal of Trustees, with respect to the Fund or any transaction relating to the Fund, or any action resulting in the Group or any member of the Group or any of their respective Affiliates or Associates becoming a "participant" in any "election contest" (as such terms are defined in the rules and regulations promulgated under the Exchange Act) with respect to the Fund;

                           (b) propose any matter for submission to a vote of
                 shareholders of the Fund;

                           (c) grant any proxy with respect to any Shares (as

                 defined below) of the Fund (other than to proxies designated by the Board of Trustees of the Fund);

                           (d) execute any written consent with respect to any
                 Shares;

                           (e) form, join or participate in a "group" (within
                 the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Shares or deposit any Shares in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares or other agreement having similar effect (in each case except between a member of the Group and its Affiliates);

                           (f) seek, alone or in concert with others, (i) to
                 call a meeting of shareholders of the Fund; (ii) representation on the Board of Trustees of the Fund; (iii) the removal of any member of the Board of Trustees of the Fund; or (iv) to control or influence the management or policies of the Fund;

                           (g) make or communicate any disparaging or negative
                 remarks or comments, or communicate in a disparaging or negative manner, regarding the Fund, its Trustees, officers, employees or advisers, or the Reorganization, to any Person (as defined below) other than each Group member's immediate family and attorneys who agree in writing to be bound by the provisions of this Section 10, or in connection with any proceeding to enforce the terms of this Agreement, or to the extent required to comply with applicable law; or

                           (h) except as specifically contemplated by this
                 Agreement, enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

        11. None of the foregoing covenants in Section 10 shall be construed to prevent the Group from soliciting the Fund's shareholders in favor of the Fund's proposal to engage in the Reorganization.

        12. Each member of the Group covenants and agrees that during the Effective Period it will not, and will cause its Affiliates and Associates not to (and will not advise, assist or encourage others to), vote against any proposal proposed by management to the shareholders of the Fund. Each member of the Group covenants and agrees that during the Effective Period it will, and will cause its Affiliates and Associates to, vote each of the Shares held by such persons on the record date of the related meeting in favor of the Reorganization.

        13. Subject to Section 13(b), during the Effective Period, each party hereto covenants and agrees that it will not, and it will cause its Affiliates and Associates not to, directly or indirectly, initiate or cause to be initiated (or encourage or aid in the initiation of) against any other party hereto or its Affiliates or Associates or their respective past, present or future Trustees, directors, managers, officers, advisers, attorneys, agents or employees, directly or indirectly, any suit, action, or proceeding of any kind, or participate, directly or indirectly, in any such action, individually, derivatively, as a representative or member of a class, witness or otherwise, under any contract (express or implied), fiduciary duty, common law or equitable doctrine, law, statute, or regulation, federal, state or local that such party has, claims to have had or otherwise may have in connection with, in any way relating to, arising out of, directly or indirectly from or in consequence of any transactions contemplated hereunder, including, without limitation, the Reorganization or any documents, actions or deliberations relating to the Reorganization. Each party hereto further releases and discharges any other party hereto and its Affiliates and Associates and their respective past, present and future Trustees, directors, managers, officers, advisers, attorneys, agents and employees from and waives any and all claims (including, without limitation, any duty to investigate, defend or indemnify), causes of action, obligations, duties, debts, penalties, attorneys' fees, costs, damages, injuries or liabilities of any nature whatsoever, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether now known or unknown, whether foreseen or unforeseen, whether past, present or future, which such party has, claims to have had or otherwise may have in connection with, in any way relating to, arising out of, directly or indirectly from or in consequence of any transactions contemplated hereunder, including, without limitation, the Reorganization or any documents, actions or deliberations relating to the Reorganization. The covenants herein will be a complete defense to any suit, action or proceeding brought in violation of this Section 13(a). Nothing herein limits the right of any party hereto to bring an action to enforce this Agreement or based on an alleged material breach of this Agreement.

                 (b) In the event of a material breach of this Agreement, the covenants set forth in Section 13(a), as applicable, will not be binding on the party not in breach.

        14.      (a)      Except for pledges in existence as of the date hereof,
                 each member of the Group agrees that during the Effective Period, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Shares; provided, however that any member of the Group may Transfer any or all of its Shares to one of its Affiliates that agrees in writing to be bound by the terms of this Agreement and, with the consent of the Fund (which consent shall not be unreasonably withheld), may pledge or encumber any Shares so long as such pledge or encumbrance would not impair its obligations under this Agreement; or (ii) take any action that would have the effect of preventing, impeding, interfering without adversely affecting its ability to perform its obligations under this Agreement; provided, however, that no member of the Group shall be bound by the restrictions contained in Section 14(a)(i) subsequent to the consummation of the Reorganization.

                 (b) Schedule I sets forth, opposite the name of each member of the Group, the number of Shares over which such member of the Group has record and/or beneficial ownership as of the date hereof. As of the date hereof, each such member of the Group is the lawful owner of the Shares denoted as being owned by such member of the Group on Schedule I and has the sole power to vote (or cause to be voted) such Shares. Except as set forth on such Schedule I, no member of the Group nor any Affiliate of a member of the Group owns or holds any right to acquire any securities of the Fund or any interest therein or any voting rights with respect to any securities of the Fund. Each member of the Group has good and valid title to the Shares denoted as being owned by it on Schedule I, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by virtue of the fact that Shares may have been purchased "on margin" and held in margin brokerage accounts,
                 (ii) those created by this Agreement, or (iii) as could not reasonably be expected to impair its ability to perform its obligations under this Agreement.

        15. Each party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provision hereof in any state or federal court in Chicago, Illinois, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any party at law or in equity.

        16. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in Chicago, Illinois for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree that service of any process, summons, notice or document by U.S. certified mail to the respective addresses set forth in Section 17 hereof will be effective service of process for any such action, suit or proceeding brought against any party in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in Chicago, Illinois, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each member of the

                 Group (on its behalf and, to the extent permitted by applicable law, on behalf of its Affiliates) and the Fund waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

        17. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by U.S. certified mail, return receipt requested, or by overnight courier service:

                  If to the Fund to:

                  First Trust Value Line(R) Dividend Fund
                  1001 Warrenville Road, Suite 300
                  Lisle, Illinois 60532
                  Attention:  W. Scott Jardine, Secretary

                  With a copy to (which copy shall not constitute notice):

                  Chapman and Cutler LLP
                  111 West Monroe Street
                  Chicago, Illinois 60603
                  Attention:  Eric F. Fess

                  If to the Group:

                  Western Investment LLC
                  2855 East Cottonwood Parkway, Suite 110
                  Salt Lake City, Utah 84121
                  Attention:  Arthur D. Lipson

                  With a copy to (which copy shall not constitute notice):

                  Olshan Grundman Frome Rosenzweig & Wolosky LLP
                  Park Avenue Tower
                  65 East 55th Street
                  New York, New York 10022
                  Attention:  Adam W. Finerman

        18.      For purposes of this Agreement:

                         "Affiliate" has the meaning set forth in Rule 405
                 promulgated by the SEC (as defined below) under the Securities Act of 1933, as amended.

                         "Associate" has the meaning set forth in Rule 12b-2
                 promulgated by the SEC (as defined below) under the Exchange Act, except that a passive investment in a Person (as defined below) that is not a controlling or managing investment shall not be deemed to make that Person an Associate of another Person.

                         "Person" has the meaning set forth in Section 2(a)(28)
                 of the 1940 Act.

                         "SEC" means the United States Securities and Exchange
                 Commission or any successor entity.

                         "Shares" means any shares of beneficial interest of the
                 Fund, or any securities convertible into or exchangeable or exercisable for any securities of the Fund, or which, upon redemption thereof could result in the receipt of any securities of the Fund, or options, warrants, contractual rights or other rights of any kind to acquire or vote any securities of the Fund, including any security which such shares of beneficial interest may be converted into, exchanged for, exercised for or replaced with in connection with any reorganization whatsoever of the Fund, including any change of organizational form, owned beneficially by any member of the Group as of the date hereof or anytime hereafter during the Effective Period.

        19. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

        20. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Massachusetts, without regard to any conflict of laws provisions thereof.

        21. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        22. All parties hereto are expressly put on notice of the Fund's Declaration of Trust and all amendments thereto, a copy of each of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitations of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Fund by one of the Fund's officers as an officer and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the Fund for the enforcement of any claims.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         Kindly acknowledge your agreement and understanding with this Agreement in the space provided below and return an executed copy to Mr. Lipson at your convenience.

                           Very truly yours,

                           WESTERN INVESTMENT LLC

                           By:  /s/ Arthur D. Lipson
                                --------------------------------------
                           Name:  Arthur D. Lipson
                           Title: Sole Member


                           WESTERN INVESTMENT HEDGED PARTNERS LP

                           By: Western Investment LLC,
                           Its General Partner

                           By:  /s/ Arthur D. Lipson
                                --------------------------------------
                           Name:  Arthur D. Lipson
                           Title: Managing Member



                           WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

                           By: Western Investment LLC,
                           Its Investment Manager

                           By:   /s/ Arthur D. Lipson
                                --------------------------------------
                           Name:  Arthur D. Lipson
                           Title: Managing Member


                           WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                           By: Western Investment LLC,
                           Its Managing Member

                           By:  /s/ Arthur D. Lipson
                                -------------------------------------
                           Name:  Arthur D. Lipson
                           Title: Managing Member

                           BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                           By: Benchmark Plus Management, L.L.C.,
                           Its Managing Member

                           By:  /s/ Scott Franzblau
                                -------------------------------------
                           Name:  Scott Franzblau
                           Title: Managing Member

                           By:  /s/ Robert Ferguson
                                -------------------------------------
                           Name:  Robert Ferguson
                           Title: Managing Member

                           By:  /s/ Michael Dunmire
                                -------------------------------------
                           Name:  Michael Dunmire
                           Title: Managing Member


                           BENCHMARK PLUS MANAGEMENT, L.L.C.

                           By:  /s/ Scott Franzblau
                                -------------------------------------
                           Name:  Scott Franzblau
                           Title: Managing Member

                           By:  /s/ Robert Ferguson
                                -------------------------------------
                           Name:  Robert Ferguson
                           Title: Managing Member

                           By:  /s/ Michael Dunmire
                                -------------------------------------
                           Name:  Michael Dunmire
                           Title: Managing Member


                           BENCHMARK PLUS PARTNERS, L.L.C.

                           By: Paradigm Partners, N.W., Inc.
                           Its Managing Member

                           By:  /s/ Robert Ferguson
                                -------------------------------------
                           Name:  Robert Ferguson
                           Title: Principal

                           By:  /s/ Michael Dunmire
                                -------------------------------------
                           Name:  Michael Dunmire
                           Title: Principal

                           PARADIGM PARTNERS, N.W., INC.

                           By:  /s/ Robert Ferguson
                                -------------------------------------
                           Name: Robert Ferguson
                           Title: Principal

                           By:  /s/ Michael Dunmire
                                -------------------------------------
                           Name:  Michael Dunmire
                           Title: Principal


                           /s/ ARTHUR D. LIPSON
                           ------------------------------------------
                           ARTHUR D. LIPSON

                           /s/ MATTHEW S. CROUSE
                           ------------------------------------------
                           MATTHEW S. CROUSE

                           /s/ ROBERT FERGUSON
                           ------------------------------------------
                           ROBERT FERGUSON

                           /s/ SCOTT FRANZBLAU
                           ------------------------------------------
                           SCOTT FRANZBLAU

                           /s/ MICHAEL DUNMIRE
                           ------------------------------------------
                           MICHAEL DUNMIRE

                           /s/ JAMES R. MERCHANT
                           ------------------------------------------
                           JAMES R. MERCHANT

                           /s/ PHILIP COOPER
                           ------------------------------------------
                           PHILIP COOPER

ACKNOWLEDGED AND AGREED,
as of the date first set forth above

FIRST TRUST VALUE LINE(R) DIVIDEND
FUND

By:     /s/ James A. Bowen
        -------------------------------
Name:   James A. Bowen
Title:  President

                                   SCHEDULE I

                          OWNERSHIP OF SHARES BY GROUP

                                                                Number of Shares
Name                                                          Beneficially Owned
----                                                          ------------------
Western Investment LLC                                             2,041,575
Western Investment Hedged Partners LP                                951,010
Western Investment Total Return Master Fund Ltd.                     143,000
Western Investment Activism Partners LLC                             947,565
Benchmark Plus Institutional Partners, L.L.C.                        722,100
Benchmark Plus Management, L.L.C.                                    722,100
Benchmark Plus Partners, L.L.C.                                      443,200
Paradigm Partners, N.W., Inc.                                        443,200
Arthur D. Lipson                                                   2,042,575
Matthew S. Crouse                                                       0
Robert Ferguson                                                    1,165,300
Scott Franzblau                                                      722,100
Michael Dunmire                                                    1,165,300
James R. Merchant                                                       0
Phillip Cooper                                                          0